Ply Gem Reports Second Quarter 2015 Results

Cary, NC (BUSINESS WIRE) August 10, 2015 - Ply Gem Holdings, Inc. (“Ply Gem” or the “Company”) (NYSE: PGEM), a leading manufacturer of exterior building products in North America, today announced financial results for the quarter ended July 4, 2015.

Second Quarter 2015 Highlights

•	Total net sales for the second quarter increased 22.8% to $502.3 million. Excluding the favorable impact of the Simonton acquisition, our total net sales increased 1.6%.

•
Net sales in our U.S. business increased $107.8 million or 32.6%. Excluding acquisitions, our U.S. business net sales increased $18.4 million or 5.6%, while our Canadian business decreased $14.7 million or 18.6%.

•	Operating earnings increased $14.4 million to $45.7 million compared to the second quarter of 2014, a 46.2% increase.

•	Adjusted EBITDA was $62.6 million compared to $44.3 million for the second quarter of 2014.

•	Adjusted earnings per share of $0.45 compared to $0.14 for the second quarter of 2014.

“I am pleased with our second quarter performance as both business segments made substantial contributions to adjusted EBITDA,” said Gary E. Robinette, Ply Gem’s Chairman and CEO. “While extreme winter weather caused a slow start to the spring building season, volumes rebounded nicely and allowed us to deliver the fifth consecutive quarterly year-over-year growth of both net sales and adjusted EBITDA. While we anticipate the housing market to continue experiencing near-term choppiness, we remain encouraged by the macro-economic trends that support the long-term recovery of the housing industry and Ply Gem is well positioned to participate in the recovery.”
Commenting on the Company’s results, Shawn K. Poe, Ply Gem’s Chief Financial Officer added, “Both of our business segments made significant strides in improving the Company’s profitability this quarter. Excluding the impact of acquisitions, we achieved a 280 basis point improvement in our gross profit margin as a result of our improved pricing and operational performance initiatives, which resulted in our best gross profit margin since the third quarter of 2009. In addition, our second quarter adjusted EBITDA was at its highest level since the second quarter of 2007.”
Second Quarter 2015 Financial Results
Net sales increased $93.1 million, or 22.8%, to $502.3 million compared to $409.2 million for the second quarter of 2014. Our acquisition of Simonton, which was completed during the third quarter of 2014, drove a net sales increase of $86.5 million during the second quarter of 2015 relative to the second quarter of 2014.

Gross profit margin was 24.8%, which represented an increase of 340 basis points from the second quarter of 2014. The increase in gross profit margin was favorably impacted by the Simonton acquisition which generated $24.1 million of gross profit during the quarter ended July 4, 2015. Excluding Simonton, our gross profit would have been $100.6 million or an increase of $13.2 million relative to the second quarter of 2014.

Operating earnings were $45.7 million, an improvement of $14.4 million from the second quarter of 2014 from improved gross profit margins.

Adjusted EBITDA was $62.6 million compared to $44.3 million in the second quarter of 2014. Net income was $30.4 million compared to $11.4 million for the second quarter of 2014. Our EPS for the second quarter of 2015 was $0.45 as compared to $0.17 for the comparable period in 2014, and Adjusted EPS for the second quarter of 2015 was $0.45 as compared to $0.14 for the comparable period in 2014. A reconciliation of non-GAAP (adjusted) financial measures to comparable GAAP financial measures is provided as notes to this release.

Siding, Fencing and Stone
Siding, Fencing and Stone's net sales totaled $238.6 million, up $10.6 million, or 4.7%, compared to $227.9 million in the second quarter of 2014. The net sales increase was driven by higher unit volume sales in the United States and net selling prices within the overall segment. Gross profit margin for the second quarter of 2015 was 29.6%, an increase of 230 basis points from the 27.3% for the second quarter of 2014. The margin improvement resulted from improved selling prices, lower raw material input costs, and lower freight expense.

Windows and Doors
Windows and Doors' net sales totaled $263.8 million, up $82.5 million, or 45.5%, compared to $181.3 million in the second quarter of 2014. The net sales increase for the second quarter of 2015 was predominantly related to our acquisition of Simonton, which was completed on September 19, 2014 and accounted for increased net sales of $86.5 million during the second quarter of 2015. Excluding Simonton, our Windows and Doors’ net sales decreased $4.0 million, or 2.2%, for the second quarter of 2015. The net sales decrease resulted from higher net sales in the United States for our U.S. window products of approximately $8.0 million offset by lower net sales for our Western Canadian business of approximately $12.0 million caused by a slow down in the Western Canada market and a weakening Canadian dollar exchange rate relative to the U.S. dollar.

Gross profit margin was 20.5% for the second quarter of 2015, increasing from 13.9% for the second quarter of 2014. Adjusting for the Simonton acquisition, our gross profit would have been 16.9% an increase of 300 basis points for the second quarter of 2015. This gross profit increase can be attributed to the continued improvement in our U.S. windows business which was driven by improved net pricing and favorable product mix, resulting in a 5.0% increase in average selling price during the second quarter of 2015 and improved operating performance.

Outlook
“As the housing market in the U.S. continues to recover, we expect to generate meaningful operating leverage and earnings in our long-term outlook. We expect to continue to improve the margins and profitability in our Windows and Doors segment by gaining operating leverage and realizing the benefits of our recent acquisitions over the last two years. These acquisitions provide the platform to capitalize on both the new construction and repair and remodeling markets by leveraging our market presence and our customer relationships within both of our business segments. We are encouraged by the gross profit improvement in both of our segments and remain confident in our ability to realize the synergies of our recent acquisitions. Given the volatility of the North American housing market and the uncertainty of the timing regarding a normalized market, profitability will vary according to these market conditions, but clearly Ply Gem has an attractive position in the marketplace and we will continue to strengthen our position as underlying macro trends improve,” said Mr. Robinette.
Webcast
Ply Gem management will host a webcast today, Monday August 10, 2015 at 10:00 a.m. Eastern to discuss second quarter results. To access the webcast, visit www.plygem.com and click on Investor Relations. The webcast link will be available under “Upcoming Events” as well as "Events & Presentations". If internet access is not available, please dial 877-201-0168, participant passcode 78994954. International participants, please dial 647-788-4901, participant passcode 78994954. A replay of the call will be available on our website through September 10th.

About Ply Gem
Ply Gem is a leading manufacturer of exterior building products in North America. Ply Gem produces a comprehensive product line of windows and patio doors, vinyl and aluminum siding and accessories, designer accents, cellular PVC trim and mouldings, vinyl fencing and railing, stone veneer, engineered slate roofing and gutterware, used in both new construction and home repair and remodeling in the United States and Canada. Ply Gem siding brands include Mastic Home Exteriors®, Variform®, NAPCO®, Mitten®, Cellwood®, Georgia-Pacific Vinyl Siding and Accessories, Durabuilt®, Ply Gem® Stone, Canyon Stone, Ply Gem® Trim and Mouldings, Ply Gem® Fence and Railing, Ply Gem® Shutters and Accents, Leaf Relief®, Leaf Logic™, and Monticello® Columns. Ply Gem windows and patio door brands include Ply Gem® Windows, Simonton® Windows, Mastic® Replacement Windows, Ply Gem® Canada, and Great Lakes® Window. The Company’s brands are sold through short-line and two-step distributors, pro dealers, home improvement dealers and big box retailers. Additionally, Ply Gem distributes a wide-variety of exterior building products including stone veneer, fencing, railing, windows, doors and architectural accents via export globally and offers installation services in western Canada under the Gienow® Renovations by Ply Gem brand. Ply Gem employs approximately 8,800 associates across North America. Visit www.plygem.com for more information.

Note: As used herein, the term “Ply Gem” refers to Ply Gem Holdings, Inc. and all its subsidiaries, including Ply Gem Industries, Inc., unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations.

Forward-Looking Statements
This press release and oral statements made from time to time by our representatives may contain certain statements that are not historical facts, including information concerning possible or assumed future results of our operations. Those statements constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed in or implied by our forward-looking statements, including the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic and business conditions, conditions affecting the industries we serve and our customers, the rate of sales growth, availability of labor force and efficiencies, product liability claims, our high degree of leverage and other factors discussed in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, including the Company’s most recent Annual and Quarterly Reports on Form 10-K and Form 10-Q. Many of these factors are outside of the Company’s control and all of these factors are difficult or impossible to predict accurately. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
###

PLY GEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended
(Amounts in thousands, except share and per share data)	July 4, 2015	June 28, 2014

Net sales	$502,334	$409,211
Cost of products sold	377,591	321,806
Gross profit	124,743	87,405
Operating expenses:
Selling, general and administrative expenses	72,796	50,956
Amortization of intangible assets	6,283	5,212
Total operating expenses	79,079	56,168
Operating earnings	45,664	31,237
Foreign currency gain (loss)	(98)	477
Interest expense	(18,699)	(17,247)
Interest income	17	22
Tax receivable agreement liability adjustment	2,006	3,942
Income before provision (benefit) for income taxes	28,890	18,431
Provision (benefit) for income taxes	(1,482)	7,051
Net income	$30,372	$11,380
Net income attributable to common shareholders per share:
Basic	$0.45	$0.17
Diluted	$0.45	$0.17
Weighted average shares outstanding:
Basic	67,946,895	67,831,467
Diluted	68,056,591	67,943,223

	For the six months ended
(Amounts in thousands, except share and per share data)	July 4, 2015	June 28, 2014

Net sales	$878,382	$678,676
Cost of products sold	693,358	551,458
Gross profit	185,024	127,218
Operating expenses:
Selling, general and administrative expenses	140,928	105,036
Amortization of intangible assets	12,482	10,534
Total operating expenses	153,410	115,570
Operating earnings	31,614	11,648
Foreign currency gain (loss)	(1,032)	249
Interest expense	(37,792)	(35,765)
Interest income	26	46
Tax receivable agreement liability adjustment	(15,179)	(431)
Loss on modification or extinguishment of debt	—	(21,364)
Loss before benefit for income taxes	(22,363)	(45,617)
Benefit for income taxes	(3,876)	(5,419)
Net loss	$(18,487)	$(40,198)

Basic and diluted net loss attributable to common shareholders per share	$(0.27)	$(0.59)
Basic and diluted weighted average shares outstanding	67,935,114	67,789,121

The accompanying notes are an integral part of these unaudited condensed consolidated statements of operations.

1.    The accompanying unaudited condensed consolidated statements of operations of Ply Gem Holdings, Inc. (the “Company”) do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

The selected balance sheet data for the periods presented in Note 5 has been derived from the December 31, 2014 audited consolidated financial statements of the Company and the unaudited condensed consolidated financial statements of the Company as of July 4, 2015, and does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

The Company’s fiscal quarters are based on periods ending on the Saturday of the last week in the quarter. Therefore the financial results of certain fiscal quarters will not be exactly comparable to the prior and subsequent fiscal quarters.

2.    We define adjusted EBITDA as net income (loss) plus interest expense (net of interest income), provision (benefit) for income taxes, depreciation and amortization, non-cash foreign currency gain/(loss), non-cash loss (gain) on modification or extinguishment of debt, restructuring and integration expenses, acquisition costs, customer inventory buybacks, tax receivable liability adjustments, litigation settlements, and excess purchase price from acquisitions allocated to inventories. Other companies may define adjusted EBITDA differently and, as a result, our measure of adjusted EBITDA may not be directly comparable to adjusted EBITDA of other companies. Management believes that the presentation of adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business. The Company has included adjusted EBITDA because it is a key financial measure used by management to (i) internally measure our operating performance and (ii) determine our incentive compensation programs. In addition, the Company's senior secured asset-based revolving credit facility has certain covenants that apply ratios utilizing this measure of adjusted EBITDA.

Adjusted EPS represents basic and diluted net income (loss) per share attributed to common shareholders adjusted to exclude the estimated per share impact of the specifically identified items used to calculate adjusted EBITDA described above, adjusted at the statutory tax rate of 35%.

Although we use adjusted EBITDA and adjusted EPS as financial measures to assess the performance of our business, the use of adjusted EBITDA and adjusted EPS is limited because it does not include certain material costs, such as interest and taxes, necessary to operate our business. Adjusted EBITDA and adjusted EPS included in this press release should be considered in addition to, and not as a substitute for, net earnings and earnings per share in accordance with GAAP as a performance measure. You are cautioned not to place undue reliance on adjusted EBITDA or adjusted EPS.

Certain amounts in this release have been subject to rounding adjustments. Accordingly, amounts shown as totals may not be the arithmetic aggregation of the individual amounts that comprise or precede them.

	Ply Gem Holdings, Inc.
(Amounts in thousands)	For the three months ended
	July 4, 2015	June 28, 2014
Net income	$30,372	$11,380
Interest expense, net	18,682	17,225
Provision (benefit) for income taxes	(1,482)	7,051
Depreciation and amortization	14,576	11,254
EBITDA	62,148	46,910
Non cash loss (gain) on foreign currency transactions	98	(477)
Acquisition costs	339	—
Customer inventory buybacks	80	359
Restructuring/integration expense	1,857	1,462
Non cash charge of purchase price allocated to inventories	54	—
Tax receivable agreement liability adjustment	(2,006)	(3,942)
Adjusted EBITDA	$62,570	$44,312

	Ply Gem Holdings, Inc.
	For the three months ended
	July 4, 2015	June 28, 2014
Basic net income per share attributable to common shareholders	$0.45	$0.17
Non cash loss (gain) on foreign currency transactions	—	—
Acquisition costs	—	—
Customer inventory buybacks	—	—
Restructuring/integration expense	0.02	0.01
Non cash charge of purchase price allocated to inventories	—	—
Tax receivable agreement liability adjustment	(0.02)	(0.04)
Adjusted Basic EPS	$0.45	$0.14

Basic weighted average shares outstanding	67,946,895	67,831,467

Diluted net income per share attributable to common shareholders	$0.45	$0.17
Non cash loss (gain) on foreign currency transactions	—	—
Acquisition costs	—	—
Customer inventory buybacks	—	—
Restructuring/integration expense	0.02	0.01
Non cash charge of purchase price allocated to inventories	—	—
Tax receivable agreement liability adjustment	(0.02)	(0.04)
Adjusted Diluted EPS	$0.45	$0.14

Diluted weighted average shares outstanding	68,056,591	67,943,223

	Ply Gem Holdings, Inc.
(Amounts in thousands)	For the six months ended
	July 4, 2015	June 28, 2014
Net loss	$(18,487)	$(40,198)
Interest expense, net	37,766	35,719
Benefit for income taxes	(3,876)	(5,419)
Depreciation and amortization	29,397	22,538
EBITDA	44,800	12,640
Non cash loss (gain) on foreign currency transactions	1,032	(249)
Acquisition costs	625	—
Customer inventory buybacks	132	482
Restructuring/integration expense	3,020	3,179
Non cash charge of purchase price allocated to inventories	54	—
Litigation settlement	—	5,000
Tax receivable agreement liability adjustment	15,179	431
Loss on modification or extinguishment of debt	—	21,364
Adjusted EBITDA	$64,842	$42,847

	Ply Gem Holdings, Inc.
	For the six months ended
	July 4, 2015	June 28, 2014
Basic and diluted net loss per share attributable to common shareholders	$(0.27)	$(0.59)
Non cash loss (gain) on foreign currency transactions	0.01	—
Acquisition costs	0.01	—
Customer inventory buybacks	—	—
Restructuring/integration expense	0.03	0.03
Non cash charge of purchase price allocated to inventories	—	—
Litigation settlement	—	0.05
Tax receivable agreement liability adjustment	0.15	—
Loss on modification or extinguishment of debt	—	0.20
Adjusted EPS	$(0.08)	$(0.30)

Basic and diluted weighted average shares outstanding	67,935,114	67,789,121

3.	Operating segment results for the three and six months ended July 4, 2015 and June 28, 2014 are as follows:

	For the three months ended
(Amounts in thousands)	July 4, 2015		June 28, 2014
Net sales
Siding, Fencing and Stone	$238,573	47%	$227,948	56%
Windows and Doors	263,761	53%	181,263	44%
	$502,334	100%	$409,211	100%
Gross profit
Siding, Fencing and Stone	$70,700	30%	$62,239	27%
Windows and Doors	54,043	20%	25,166	14%
	$124,743	25%	$87,405	21%

Operating earnings (loss)
Siding, Fencing and Stone	$44,687	19%	$37,766	17%
Windows and Doors	9,580	4%	(1,066)	(1)%
Unallocated	(8,603)	(2)%	(5,463)	(1)%
	$45,664	9%	$31,237	8%

	For the six months ended
(Amounts in thousands)	July 4, 2015		June 28, 2014
Net sales
Siding, Fencing and Stone	$395,015	45%	$365,003	54%
Windows and Doors	483,367	55%	313,673	46%
	$878,382	100%	$678,676	100%
Gross profit
Siding, Fencing and Stone	$105,471	27%	$92,307	25%
Windows and Doors	79,553	16%	34,911	11%
	$185,024	21%	$127,218	19%

Operating earnings (loss)
Siding, Fencing and Stone	$55,008	14%	$44,729	12%
Windows and Doors	(6,826)	(1)%	(21,567)	(7)%
Unallocated	(16,568)	(2)%	(11,514)	(2)%
	$31,614	4%	$11,648	2%

4.	Long-term debt amounts in the selected balance sheets at July 4, 2015 and December 31, 2014 consisted of the following:

	July 4, 2015	December 31, 2014
(Amounts in thousands)

Senior secured asset based revolving credit facility	$60,000	$—
6.50% Senior notes due 2022, net of
unamortized early tender premium and
discount of $48,113 and $51,040, respectively	601,887	598,960
Term Loan due 2021, net of
unamortized early tender premium and
discount of $30,317 and $32,518, respectively	394,308	394,257
	$1,056,195	$993,217
Less current portion of long-term debt	(4,300)	(4,300)
	$1,051,895	$988,917

5. The following is a summary of selected balance sheet amounts at July 4, 2015 and December 31, 2014:

	July 4, 2015	December 31, 2014
(Amounts in thousands)

Cash and cash equivalents	$35,866	$33,162
Accounts receivable, less allowances	259,740	187,679
Inventories	170,144	179,913
Prepaid expenses and other current assets	31,461	31,808
Property and equipment, net	158,223	160,967
Intangible assets, net	142,703	147,709
Goodwill	478,794	476,112
Accounts payable	94,146	84,164
Payable to related parties pursuant to tax receivable agreement- non-current	26,096	10,917
Long-term debt	1,051,895	988,917
Stockholders' deficit	(119,586)	(96,668)

Ply Gem Holdings, Inc.
Investor Relations Contact:
investors@plygem.com
919-677-3901